Exhibit 10.18
DUCOMMUN INCORPORATED

PERFORMANCE STOCK UNIT AGREEMENT

This performance stock unit agreement is made as of ________, 2022 (the “Effective Date”), between Ducommun Incorporated, a Delaware corporation (the “Corporation”), and __________ (“Award Holder”).
R E C I T A L S
This performance stock unit agreement is pursuant to the Amended and Restated 2020 Stock Incentive Plan (the “Plan”).
A G R E E M E N T S
1.    Grant. The Corporation hereby grants to the Award Holder an award (the “Award”) with a target (if the Corporation achieves the target level performance goals described in Exhibit A) of ______ performance stock units (the “Target Units”), and a maximum of up to two hundred fifty percent (250%) of the Target Units (if Corporation achieves the maximum level performance goals described in Exhibit A), in each case subject to certain adjustments as described herein. Each performance stock unit represents the right to receive one share of Common Stock, subject to the conditions set forth in this performance stock unit agreement and the Plan.
2.    Definitions. Unless the context clearly indicates otherwise, and subject to the terms and conditions of the Plan as the same may be amended from time to time, the following terms, when used in this performance stock unit agreement, shall have the meanings set forth in this Section 2.
        “Common Stock” shall mean the Common Stock, $.01 par value, of the Corporation or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 6 of this performance stock unit agreement.
        “Subsidiary” shall mean a corporation or other form of business entity more than 50% of the voting shares of which is owned or controlled, directly or indirectly, by the Corporation and which is designated by the Committee for participation in the Plan by the key employees thereof.
        “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation, or if there is no such committee acting, the Board of Directors of the Corporation.

    3.    Vesting. The Award shall vest at the end of the 3-year performance period, beginning as of January 1, 202_ and ending on December 31, 202_ (the “Performance Period”). The vesting of the Award shall be subject to the Corporation achieving during the Performance Period the Diluted Earnings Per Share and Relative Total Shareholder Return, as provided in Exhibit A attached hereto. Following the end of each fiscal year of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goals set forth in Exhibit A have been satisfied, the Committee will determine: (a) the amount of Diluted Earnings Per Share that was achieved by the Corporation for each fiscal year of the Performance Period, and (b) the percentage and number of the Target Units for each fiscal year (for each such fiscal year, the “Earned Units”) that will become Vested Units (as defined in Exhibit A) as of the last day of the Performance Period or earlier as provided in Section 5(b). Following the end of the Performance Period and collection of relevant data necessary to determine the extent to which the performance goals set forth in Exhibit A have been satisfied, the Committee will determine: (a) the Relative Total Shareholder Return that was achieved by the Corporation over the Performance Period, and (b) the multiplier that will be applied to the Earned Units to calculate the total number of Vested Units as of the last day of the Performance Period, as provided in Exhibit A attached hereto. The Committee shall make these determinations in its sole discretion. The level of achievement of Diluted Earnings Per Share and Relative Total Shareholder Return shall be evidenced by the Committee’s written certification. For the avoidance of doubt, any performance stock units subject to this Award that do not vest in accordance with the forgoing shall expire without consideration at the end of the Performance Period.
4.    Settlement of Vested Units. Upon the vesting of all or a portion of the Award, one share of Common Stock shall be issuable for each Vested Unit (as defined in Exhibit A) (the “PSU Shares”). Thereafter, the Corporation will transfer such PSU Shares to the Award Holder upon the Committee’s written certification as set forth in Section 3 and the satisfaction of any required tax withholding obligations, securities law registration or other requirements, and applicable stock exchange listing. No fractional shares shall be issued with respect to the Award. The Award Holder shall not acquire or have any rights as a shareholder of the Corporation by virtue of this performance stock unit agreement (or the Award evidenced hereby) until the certificates representing shares of Common Stock issuable pursuant to this Award are actually issued and delivered to the Award Holder in accordance with the terms of the Plan and this performance stock unit agreement. Notwithstanding the foregoing, the Award Holder may elect, on a form and in a manner prescribed by the Corporation, to defer any payment of Vested Units, provided that any such deferral of payment must comply with any applicable requirements of Section 409A of the Code.
5.    Termination.
    (a)    If the Award Holder’s employment with the Corporation or a Subsidiary terminates before the end of the Performance Period for any reason, except as provided in this Section 5, then the Award will be forfeited and cancelled and surrendered to the Corporation without payment of any consideration, effective on the date of the Award Holder’s termination of employment. Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of (i) death or “permanent disability” (as defined herein) or (ii) “retirement” (as defined herein), the number of Vested Units and the vesting of such Vested Units shall be determined in accordance with Section 5(b) below. As used herein, the term “retirement” shall mean that, on the date on which the Award Holder terminates employment with the Corporation or a Subsidiary, either (x) the Award Holder is sixty-five (65) or more years of age, or (y) the combination of the Award Holder’s age plus years of service equals not less than seventy (70). As used herein, the term “permanent disability” shall mean the date on which the Award Holder has not worked or been able to work due to physical or mental incapacity for a period of one hundred eighty (180) consecutive days.
    (b)    Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of death, permanent disability or retirement as provided in Section 5(a), (i) for each full fiscal year that the Award Holder was employed by the Corporation or a Subsidiary, the Earned Units (as defined in Section 3) shall vest immediately, and (ii) for the last fiscal year (if less than a full fiscal year) that the Award Holder was employed by the Corporation or a Subsidiary, the Target Units covered by the Award shall be reduced to a number of performance stock units equal to the Target Units set forth in Section 1 multiplied by a fraction, (x) the numerator of which equals the number of full calendar quarters that have elapsed between January 1 of such fiscal year and the date of termination of employment, and (y) the denominator of which equals four (4), and such performance stock units (as reduced) shall then vest at such time as they become Earned Units (as defined in Section 3) provided that the Award Holder has not rendered services, directly or indirectly, to any third party engaged in competition with the Corporation or its Subsidiaries. For the avoidance of doubt, the Total Vested Units Modifier (as defined in Exhibit A) shall not be applied in determining the Vested Units for any Award covered by this Section 5(b).
6.     Adjustments
         (a)    If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation through recapitalization (other than the conversion of convertible securities according to their terms), reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made, or if the Corporation shall spin-off, spin-out or otherwise distribute assets with respect to the outstanding shares of Common Stock of the Corporation, an appropriate and proportionate adjustment shall be made, in the number of performance stock units subject to this Award.
         (b)     In the event of the dissolution or liquidation of the Corporation, or upon any merger, consolidation or reorganization of the Corporation with any other corporations or entities as a result of which the Corporation is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Corporation or the acquisition of more than 80% of the stock of the Corporation by another corporation or entity, there shall be substituted for each of the shares of Common Stock then subject to this Award the number and kind of shares of stock, securities or other assets which would have been issuable or payable in respect of or in exchange for such Common Stock then subject to the Award, as if the Award Holder had been the owner of such shares as of the transaction date. Any securities so substituted shall be subject to similar successive adjustments.
    7. No Right to Continued Employment. Nothing in the Plan, in this performance stock unit agreement or in any other instrument executed pursuant thereto shall confer upon the Award Holder any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or shall interfere in any way with the right of the Corporation or any such Subsidiary to at any time terminate the employment of the Award Holder with or without cause.
    8.    Legal Requirements. No shares issuable under this Award shall be issued or delivered unless and until, in the opinion of counsel for the Corporation, all applicable requirements of federal and state law and of the Securities and Exchange Commission pertaining to the issuance and sale of such shares and any applicable listing requirements of any national securities exchange on which shares of the same class are then listed, shall have been fully complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect of such matters as the Corporation or any Subsidiary of the Corporation may deem desirable to assure compliance with all applicable legal requirements.
    9.    No Rights as a Shareholder. Neither the Award Holder nor any beneficiary or other person claiming under or through the Award Holder shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such shares of Common Stock, if any, as shall have been issued or transferred to such person.
    10.    Withholding. The Corporation or any Subsidiary of the Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which the Corporation or such Subsidiary determines it is required to withhold in connection with this performance stock unit agreement and the transactions contemplated hereby, and the Corporation or any such Subsidiary may require the Award Holder to pay to the Corporation or such Subsidiary in cash any amount or amounts which may be required to be paid as withheld taxes in connection with any issuance of Common Stock pursuant to this Award or any other transaction contemplated hereby as a condition to the issuance of shares of the Common Stock, provided, however, that any amount withheld for taxes in connection with this Award may, at the election of the Award Holder, be paid with previously issued shares of Common Stock or the deduction of shares of Common Stock to be issued in connection with this Award.
    11.    No Assignments. Neither this performance stock unit agreement, nor this Award nor any other rights and privileges granted hereby shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law of descent and distribution. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this performance stock unit agreement, this Award or any other right or privilege granted hereby contrary to the provisions hereof, this performance stock unit agreement, this Award and all of such rights and privileges shall immediately become null and void, provided however, that the Award Holder may transfer an Award to any “family member” (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8 and provided further, that such transferee acknowledges and agrees that the Award remains subject to all of the terms and conditions of this Agreement and the Plan.
    12.    Other Programs. Nothing contained in this performance stock unit agreement shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit-sharing or other employee benefit plan or program of the Corporation or of any Subsidiary of the Corporation.
    13.    The Plan. The Award hereby granted is subject to, and the Corporation and Award Holder agree to be bound by all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment may adversely affect the Award Holder’s rights under this performance stock unit agreement. Award Holder acknowledges receipt of a complete copy of the Plan.
    14.    Committee Authority. All questions arising under the Plan or under this performance stock unit agreement shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this performance stock unit agreement, all of which shall be binding upon the Award Holder to the maximum extent permitted by the Plan.
    15.    Consideration. The consideration for the rights and benefits conferred on Award Holder by this Award are the services rendered by the Award Holder after and not before the grant of this Award.
    16.    Applicable Law. This Award has been granted as of the effective date set forth above at Los Angeles, California, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.
DUCOMMUN INCORPORATED

By: ____________________________________
         Chief Executive Officer

By: ____________________________________
                 Secretary

                            __________________________________
                                         Award Holder

PERFORMANCE STOCK UNIT AGREEMENT

Exhibit A

For purposes of this performance stock unit agreement, the “Diluted Earnings Per Share” means the diluted earnings per share of the Corporation for each of the Corporation’s fiscal years ending December 31, 202_, December 31, 202_ and December 31, 202_ as included in the Corporation’s audited financial statements, subject to adjustment as provided herein. The Diluted Earnings Per Share shall be adjusted (as determined by the Committee) (i) for changes in accounting, (ii) for discontinued operations (including businesses and product lines that are sold), (iii) to exclude gain or loss on the sale of any business or product line, including but not limited to post-closing adjustments to the purchase price, any indemnity or similar payments, and any costs or expenses in connection therewith, (iv) to exclude any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), (v) to exclude any transaction-related costs or expenses arising in connection with the purchase or sale of any business or product line, including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805, (vi) to exclude any costs or expenses arising in connection with the refinancing, restructuring or prepayment of any Debt, including but not limited to the unamortized portion of any original issue discount, the unamortized portion of any original issue costs and expenses, and any prepayment or make-whole payments, costs or expenses and (vii) any restructuring, reorganization or other costs, expenses or charges that the Compensation Committee determines should be adjusted to fairly reflect the operating performance of the Company. An appropriate adjustment in the Diluted Earnings Per Share amounts in the table below also shall be made for any of the events described in Section 6(a) above.
For purposes of this performance stock unit agreement, the “Relative Total Shareholder Return” means the percentile ranking over the Performance Period of the Corporation’s total shareholder return as compared to the total shareholder return of the companies in the Russell 2000 Index at the beginning of the Performance Period. The determination of the total shareholder return for the Corporation and the companies in the Russell 2000 Index shall include the appreciation or depreciation of stock prices plus dividends paid as if reinvested, and shall be determined based on the average closing price of the Corporation’s common stock and the average closing price of the companies in the Russell 2000 Index over the first thirty (30) trading days of the Performance Period compared to the last thirty (30) trading days of the Performance Period. If the Russell 2000 Index ceases to be published, the Committee shall, in its discretion, substitute another broad-based stock index that it determines is appropriate.
After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Units earned with respect to such performance measure for such fiscal year. After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Units earned with respect to such performance measure for such fiscal year. After the end of the Corporation’s fiscal year ending December 31, 202_, the Committee shall determine the Corporation’s Diluted Earnings Per Share for such fiscal year and the applicable percentage of Target Units earned with respect to such performance measure for such fiscal year. If the Diluted Earnings Per Share does not equal or exceed the thresholds in the table below, the Award shall expire without consideration.
A-1

Diluted Earnings Per Share	202_	202_	202_	Total
Threshold Vesting % of Target Units	10%	10%	10%	30%
Target Vesting % of Target Units	33%	33%	34%	100%
Maximum Vesting % of Target Units	66%	66%	68%	200%
In the event that the Corporation’s Diluted Earnings Per Share for any fiscal year of the Performance Period falls between two of the percentages listed in the table above, the applicable percentage of Target Units earned based on such achievement shall be determined by linear interpolation. The total number of performance stock units subject to the Award that are earned based upon the Corporation’s achievement over the Performance Period (as determined by the Committee) will be equal to the sum of (i) the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the number of Target Units set forth in Section 1 above, plus (ii)  the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the number of Target Units set forth in Section 1 above, plus (iii) the percentage determined by reference to the table above with respect to the Corporation’s Diluted Earnings Per Share for the fiscal year ending December 31, 202_ multiplied by the number of Target Units set forth in Section 1 above (such units collectively, the “Earned Units”).
After the end of the Performance Period, the Committee shall determine the Corporation’s Relative Total Shareholder Return (compared to the companies in the Russell 2000 Index at the beginning of the Performance Period) over the Performance Period. The Committee, in its discretion, shall establish such procedures as it deems appropriate to determine the Corporation’s percentile rank in Relative Total Shareholder Return. The total Vesting Units will then be determined by multiplying the Earned Units by the Total Vested Units Modifier in the table below.

A-2

Notwithstanding the foregoing, the Total Vested Units Modifier shall not be greater than 1.0 unless the Corporation’s Total Shareholder Return over the Performance Period is greater than zero.

Relative Total Shareholder Return v. Russell 2000 Index
Total Shareholder Return Percentile Rank	Total Vested Units Modifier
81% - 100%	1.25
71% - 80%	1.15
61% - 70%	1.10
41% - 60%	1.00
31% - 40%	.90
21% - 30%	.85
0% - 20%	.75
Notwithstanding anything herein to the contrary, in no event will more than two hundred fifty percent (250%) of the number of Target Units become vested hereunder. Performance stock units granted under this Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

A-3